Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TEL-Applied Holdings B.V.:

We consent to the use of our report dated February 20, 2014, with respect to the balance sheet of TEL-Applied Holdings B.V. (the “Company”) as of January 6, 2014, and to the reference to our firm under the heading “Experts” in this Registration Statement on Amendment No. 3 to Form S-4 of TEL-Applied Holdings B.V. Our report contains emphasis of matters paragraphs that state:

1) As further described in Note 1 to this financial statement, on September 24, 2013, Tokyo Electron Limited (“TEL”) entered into an agreement, as amended (the “Business Combination Agreement”), with Applied Materials, Inc. (“Applied”), a Delaware corporation, to effect a combination of their respective businesses (the “Business Combination”). Consummation of the Business Combination is subject to customary conditions, including approval by Applied stockholders and TEL shareholders and regulatory approvals. Pursuant to the Business Combination, both Applied and TEL will become wholly owned subsidiaries of the Company. In connection with the Business Combination, new ordinary shares of the Company will be issued to existing TEL shareholders and Applied stockholders, which ordinary shares are expected to be listed on the NASDAQ Global Select Market and the Tokyo Stock Exchange. Although the Company will be considered the legal acquirer and parent company of Applied and TEL, Applied will be considered the accounting acquirer of the Company and TEL. The accompanying TEL-Applied Holdings B.V. financial statement does not include any adjustments that might result from consummation of the Business Combination.

2) As further described in Note 2 to this financial statement, the Company has omitted the statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows because the Company has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

(signed KPMG AZSA LLC)

Tokyo, Japan

May 8, 2014